EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139551, 333-37207, 333-54440 and 333-64135 on Form S-8 of our reports dated February 17, 2009, relating to the consolidated financial statements and financial statement schedules of CNA Surety Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CNA Surety Corporation and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 17, 2009